Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Contact:	Sheree Aronson
(714) 247-8290
sheree.aronson@amo-inc.com

Media Contact:	Steve Chesterman
(714) 247-8711
steve.chesterman@amo-inc.com

Advanced Medical Optics, Inc. Reports Supplemental Information Relating to

its Recent Acquisition of VISX, Incorporated

SANTA ANA, Calif.—(BUSINESS WIRE)—July 13, 2005—Advanced Medical Optics, Inc. (AMO) (NYSE:EYE), today reported certain pro forma financial information relating to its recent acquisition of VISX, Incorporated on May 27, 2005.

Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of our acquisition of Pfizer’s ophthalmic surgical business in June 2004, the VISX merger in May 2005 and, in each case, the related financing transactions (collectively, the “Transactions”) on our historical financial position and our results of operations. We have derived our historical consolidated financial data for the year ended December 31, 2004 from our audited consolidated financial statements incorporated by reference herein (adjusted to give pro forma effect to our acquisition of Pfizer’s ophthalmic surgical business as described in the accompanying notes). We have derived our historical consolidated financial data as of and for the three months ended March 25, 2005 from our unaudited condensed consolidated financial statements incorporated by reference herein. We have derived VISX’s historical consolidated financial data for the year ended December 31, 2004 from VISX’s audited consolidated financial statements, and have derived VISX’s historical consolidated financial data as of and for the three months ended March 31, 2005 from VISX’s unaudited condensed consolidated financial statements, in each case which are available in the reports that were previously filed by VISX with the SEC.

The unaudited pro forma condensed combined statements of operation for the year ended December 31, 2004 and the three months ended March 25, 2005 assume that the Transactions took place on January 1, 2004. The unaudited pro forma condensed combined balance sheet as of March 25, 2005 assumes that the Transactions took place on that date. The information presented in the unaudited pro forma condensed combined financial statements does not purport to represent what our financial position or results of operations would have been had the Transactions occurred as of the dates indicated, nor is it indicative of our future financial position or results of operations for any period. In addition, AMO, Pfizer’s ophthalmic surgical business and VISX may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the VISX merger.

— MORE —

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. A final determination of fair values relating to the VISX merger may differ materially from the preliminary estimates and will include management’s final valuation of the fair value of assets acquired and liabilities assumed. This final valuation will be based on the actual net tangible assets of VISX that exist as of the date of the completion of the VISX merger. The final valuation may change the allocations of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements data.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and assumptions and the historical consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by us and VISX with the SEC.

Unaudited Pro Forma Condensed Combined Balance Sheet

As Of March 25, 2005

	Historical AMO	Historical VISX	Pro Forma Adjustments(1)		Pro Forma Combined
	(In thousands)
Assets
Current Assets:
Cash and cash equivalents	$25,858	$17,353	$(176,167	)(9)	$50,741
			200,000	(7)
			(16,303	)(8)
Short-term investments	—	143,084	—		143,084
Trade receivables, net	198,311	34,965	—		233,276
Inventories	97,297	13,211	—		110,508
Other current assets	53,835	21,568	(3,420	)(12)	71,983

Total current assets	375,301	230,181	4,110		609,592
Property, plant and equipment, net	113,700	3,784	—		117,484
Other assets	51,302	11,733	538	(7)	63,573
Intangibles, net	137,268	—	397,400	(3)	534,668
Goodwill	375,617	—	521,133	(1)	896,750

Total assets	$1,053,188	$245,698	$923,181		$2,222,067

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$9,450	$—	$200,000	(7)	$209,450
Accounts payable	75,425	6,537	—		81,962
Accrued compensation	21,233	—	9,017	(13)	30,250
Other accrued expenses	82,368	44,277	(1,377	)(4)	125,268

Total current liabilities	188,476	50,814	207,640		446,930
Long-term debt, net of current portion	550,643	—	—		550,643
Other liabilities	53,349	—	156,440	(5)	209,789

Total liabilities	792,468	50,814	364,080		1,207,362

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	372	650	(650	)(2)	650
			278	(2)
Additional paid-in-capital	312,974	199,951	(199,951	)(2)	1,515,881
			1,202,907	(2)
Retained earnings (accumulated deficit)	(90,563)	235,039	(235,039	)(2)	(539,763)
			(449,200	)(6)
Accumulated other comprehensive income (loss)	37,960	(361)	361	(2)	37,960
Less treasury stock, at cost	(23)	(240,395)	240,395	(2)	(23)

Total stockholders’ equity	260,720	194,884	559,101		1,014,705

Total liabilities and stockholders’ equity	$1,053,188	$245,698	$923,181		$2,222,067

See accompanying notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(1)	Under the purchase method of accounting, the total estimated consideration as shown in the table below is allocated to VISX’s tangible and intangible assets and liabilities based on their estimated fair values as of the date of completion of the VISX merger. The preliminary estimated consideration is allocated as follows:

Amount
(In thousands)
Calculation of consideration:
Cash consideration to VISX stockholders (9)	$176,167
Fair value of our shares issued to VISX stockholders (10)	1,136,605
Fair value of vested VISX stock options (11)	66,580
Estimated direct transaction fees and expenses	15,765

Total consideration	1,395,117
Preliminary allocation of consideration:
Book value of VISX’s net assets	(194,884)
Adjustments to historical net book value:
Intangible assets (3)	(397,400)
Other accrued expenses (4)	(1,377)
Other current assets (12)	3,420
Accrued severance (13)	9,017

Non-current deferred tax liability (5)	156,440
In-process research and development (6)	(449,200)

Adjustment to goodwill	$521,133

A final determination of fair values may differ materially from the preliminary estimates and will include management’s final valuation of the fair values of assets acquired and liabilities assumed. This final valuation will be based on the actual net tangible assets of VISX that exist as of the date of the completion of the VISX merger. The final valuation may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements data.

(2)	Represents the acquisition of 100% of the equity of VISX in exchange for 0.552 shares of our common stock and includes the elimination of VISX’s historical equity accounts at March 31, 2005. Also includes the estimated fair value of AMO’s shares issued to VISX stockholders and vested VISX stock options of $1,136.6 million and $66.6 million, respectively.

(3)	Of the total estimated purchase price, $303.2 million has been allocated to technology rights and customer relationships that are expected to be amortized over a weighted average life of 11.4 years and $94.2 million has been allocated to tradename with an indefinite life. This adjustment is preliminary and is based on our management’s estimates. The amount ultimately allocated to intangible assets may differ materially from this preliminary allocation. A $50.0 million increase or decrease in value allocated to technology rights and customer relationships would increase or decrease annual amortization by approximately $4.4 million.

Identification and allocation of value to the identified intangible assets was based on the provisions of Statement of Financial Accounting Standard No. 141, “Business Combinations,” (“FAS 141”). The fair value of the identified intangible assets was estimated by performing a discounted cash flow analysis using the “income” approach. This method includes a forecast of direct revenues and costs associated with the respective intangible assets and charges for economic returns on tangible and intangible assets utilized in cash flow generation. Net cash flows attributable to the identified intangible assets are discounted to their present value at a rate commensurate with the perceived risk. The projected cash flow assumptions considered contractual relationships, customer attrition, eventual development of new technologies and market competition.

The estimates of expected useful lives are based on guidance from FAS No. 141 and take into consideration the effects of competition, regulatory changes and possible obsolescence. The useful lives of technology rights are based on the number of years in which net cash flows have been projected. The useful lives of customer relationships was estimated based upon the length of the contracts currently in place, probability based estimates of contract renewals in the future and natural growth and diversification of other potential customers, which were considered insignificant. Management considers the VISX trade name to be the dominant name in excimer laser vision correction procedures. VISX’s estimated market share of 60 percent demonstrates its commercial success. Management intends to maintain and continue to market existing and new products under the VISX trade name. As management intends to continue to use the VISX trade name indefinitely, an indefinite life was assigned.

Assumptions used in forecasting cash flows for each of the identified intangible assets included consideration of the following:

•	VISX historical operating margins;

•	Number of procedures and devices VISX has developed and had approved by the FDA;

•	VISX market share;

•	Contractual and non-contractual relationships with large groups of surgeons; and

•	Patents and exclusive licenses held.

A history of operating margins and profitability, a strong scientific, service and manufacturing employee base and a dominant presence in the excimer laser market were among the factors that contributed to a purchase price resulting in the recognition of goodwill.

(4)	Represents deferred revenue not considered an assumed liability and recording a fair value lease liability.

(5)	The estimated impact on deferred tax liabilities of purchase accounting adjustments of $156.4 million. The estimate of deferred tax liabilities was determined based on the estimated excess book basis over the estimated tax basis of identifiable intangible assets acquired at an estimated statutory rate of approximately 39%. This adjustment is preliminary and subject to change based upon management’s final valuation of the fair values of identifiable intangible assets acquired.

(6)	Represents the estimated charge for in-process research and development of $449.2 million. This adjustment is preliminary and is based on our management’s estimates. The amount ultimately allocated to in-process research and development may differ from this preliminary allocation. This amount has been excluded from the unaudited pro forma condensed combined statements of operations as such charge is non-recurring.

Ongoing research and development of new laser vision correction procedures (hyperopic presbyopia and custom high myopia procedures) accounts for approximately 90% of this charge. The balance relates to new equipment technologies in development (for example—cyclotorsional tracking of the eye). Both new procedures are in FDA clinical trials, with the custom high myopia trial near completion and the hyperopic presbyopia trial in an early stage. New equipment technologies (such as cyclotorsional tracking of the eye) are in different stages of research and development.

The fair value of these IPR&D projects was estimated by performing a discounted cash flow analysis using the “income” approach. Net cash flows attributable to the projects were discounted to their present values at a rate commensurate with the perceived risk, which for these projects was between 18-20%. The following assumptions underlie these estimates.

•	A custom high myopia procedure is forecast to be approved for sale in the U.S. in 2005. A procedure to treat hyperopic presbyopia is forecast to be approved for sale in the U.S. in 2007. Additional research and development expenses for these procedures are expected to range from $5 million to $7 million. This range represents management’s best estimate as to the additional R&D expenses required to bring these products to market in the U.S.

•	Products based on new equipment technologies are forecast to first be available for sale in 2005 and 2006. Additional research and development expenses in the range of $12 million to $14 million represents management’s best estimate as to the additional R&D expenses to bring these products to market.

In addition, solely for the purposes of estimating the fair value of the IPR&D projects, the following assumptions were made:

•	Revenue that is reasonably likely to result from the approved and unapproved potential uses of identifiable intangible assets that includes the estimated number of units to be sold, estimated selling prices, estimated market penetration and estimated market share and year-over-year growth rates over the product cycles;

•	Remaining developmental R&D and sustaining engineering expenses once commercialized were also estimated by management according to internal planning estimates; and

•	The cost structure was assumed to be similar to that for existing products.

The major risks and uncertainties associated with the timely and successful completion of the projects consist of the ability to confirm the safety and efficacy of the technology based on the data from clinical trials and obtaining necessary regulatory approvals. In addition, no assurance can be given that the underlying assumptions used to forecast the cash flows or the timely and successful completion of such projects will materialize, as estimated. For these reasons, among others, actual results may vary significantly from the estimated results.

(7)	Represents additional borrowings incurred to fund the cash portion of the VISX Acquisition and deferred financing costs of $0.5 million incurred.

(8)	Represents expected payment for deferred financing costs and direct transaction fees and expenses net of amounts already paid.

(9)	Cash consideration to VISX stockholders based upon 50.3 million VISX shares outstanding as of May 27, 2005 at $3.50 per share plus cash consideration for fractional shares.

(10)	Our share equivalent of VISX shares outstanding assumes an exchange ratio of 0.552 based on the terms of the Merger Agreement. The fair value of the 27.8 million shares issued is based on a market value of $40.90 per share of our common stock, which is the average of the quoted market price of our common stock for the period beginning two trading days before and ending two trading days after the VISX merger was announced.

(11)	Represents the intrinsic value of the converted VISX stock options which is calculated as the difference between $40.90, the average of the quoted market price of our stock for the period beginning two days before and ending two days after the VISX merger was announced, and the exercise price of the converted VISX stock options.

(12)	Represents deferred costs associated with the deferred revenue not assumed in the VISX merger.

(13)	Represents severance payments due to certain executives of VISX as a result of the VISX merger.

Unaudited Pro Forma Condensed Combined Statement Of Operations

For The Year Ended December 31, 2004

	Pro Forma AMO(1)	Historical VISX	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except per share amounts)
Net sales	$816,976	$165,858	$—		$982,834
Cost of sales	300,914	42,386			343,300

Gross profit	516,062	123,472	—		639,534
Selling, general and administrative	357,781	42,483	26,524	(2)	426,788
Research and development	47,040	21,437			68,477

Operating income	111,241	59,552	(26,524)		144,269
Non-operating expense (income)
Interest expense	24,503	—	11,394	(3)	35,897
Unrealized loss on derivative instruments	403	—			403
Other, net	(273)	(2,035)			(2,308)

Earnings before income taxes	86,608	61,587	(37,918)		110,277
Provision for income taxes	30,312	23,145	(14,860	)(4)	38,597

Net earnings	$56,296	$38,442	$(23,058)		$71,680

Net earnings per share:
Basic	$1.53	$0.78			$1.11
Diluted	$1.44	$0.76			$1.05
Weighted average number of shares outstanding:
Basic	36,733	49,229			64,520	(5)
Diluted	39,277	50,869			68,122	(6)

See accompanying notes to unaudited pro forma financial statements.

Unaudited Pro Forma Condensed Combined Statement Of Operations

For The Quarter Ended March 25, 2005

	AMO	Historical VISX	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except per share amounts)
Net sales	$192,519	$51,339	$—		$243,858
Cost of sales	70,439	12,539			82,978

Gross profit	122,080	38,800	—		160,880
Selling, general and administrative	83,815	10,510	6,631	(2)	100,956
Research and development	12,352	5,172			17,524

Operating income	25,913	23,118	(6,631)		42,400
Non-operating expense (income)
Interest expense	5,827	—	2,849	(3)	8,676
Unrealized gain on derivative instruments	(531)	—			(531)
Other, net	(331)	(890)			(1,221)

Earnings before income taxes	20,948	24,008	(9,480)		35,476
Provision for income taxes	7,122	9,329	(4,389	)(4)	12,062

Net earnings	$13,826	$14,679	$(5,091)		$23,414

Net earnings per share:
Basic	$0.37	$0.29			$0.36
Diluted	$0.35	$0.28			$0.34
Weighted average number of shares outstanding:
Basic	37,119	50,007			64,906	(5)
Diluted	39,815	51,749			68,660	(6)

See accompanying notes to unaudited pro forma financial statements.

Notes to Unaudited Pro Forma Condensed Statement of Operations

(1)	Our pro forma results have been adjusted to give pro forma effect to the acquisition of Pfizer’s ophthalmic surgical business as if that transaction had occurred on January 1, 2004.

The total estimated cost of the acquisition was as follows (in thousands):

Cash consideration to Pfizer Inc	$450,000
Direct costs	7,399
Cash acquired	(690)

Total purchase price	$456,709

The above purchase price has been preliminarily allocated based on an estimate of the fair values of assets acquired and liabilities assumed. The final valuation of net assets is expected to be completed as soon as possible, but no later than one year from the acquisition date in accordance with generally accepted accounting principles.

The purchase price has been allocated based on our management’s estimates as follows (in thousands):

Inventories	$52,411
Other current assets	350
Property, plant and equipment	39,066
Intangible assets	135,900
In-process research and development	28,100
Goodwill	255,171
Current liabilities	(14,601)
Non-current liabilities	(655)
Non-current deferred tax liability	(39,033)

Net assets acquired	$456,709

Of the $135.9 million of acquired intangible assets, $121.0 million was assigned to developed technology rights that have a weighted-average useful life of approximately 12.7 years and $14.9 million was assigned to a trademark with a useful life of approximately 13.5 years. Annual amortization of intangible assets is expected to be approximately $10.7 million. Approximately $11.6 million of the goodwill is expected to be deductible for tax purposes. A history of operating margins and profitability, a strong scientific employee base and a strong presence in the viscoelastic market were among the factors that contributed to a purchase price resulting in the recognition of goodwill.

(2)	Reflects amortization of intangibles related to management’s preliminary estimate of the fair value of intangible assets acquired. This adjustment is preliminary and based on management’s estimates. The amount ultimately allocated to intangible assets may differ materially from this preliminary allocation and will be based on management’s final valuation of the acquired intangible assets.

(3)	Reflects interest expense of additional borrowings incurred to fund the cash portion of the VISX merger and related costs. The pro forma interest expense arising from the additional borrowings has been computed based upon $200.0 million aggregate borrowings and an average interest rate of 5.63%. Also includes amortization of deferred financing costs ($0.1 million per annum).

(4)	Reflects the pro forma tax effect of the above adjustments to yield an estimated combined effective tax rate of 35% and 34% for the year ended December 31, 2004 and the three months ended March 25, 2005, respectively.

(5)	Reflects the issuance of 27.8 million shares of our common stock to VISX shareholders.

(6)	Reflects the issuance of 27.8 million shares of our common stock to VISX shareholders and the dilutive effect of our stock options exchanged for VISX stock options of 1.1 million shares.

Unaudited Pro Forma Condensed Statement Of Operations

For The Year Ended December 31, 2004

	Historical AMO	Historical Pfizer	Pro Forma Adjustments(1)		Pro Forma AMO
	(In thousands, except per share data)
Net Sales	$742,099	$74,877	$—		$816,976
Cost of sales	306,164	21,623	(26,873	)(2)	300,914

Gross profit	435,935		26,873		516,062
Selling, general and administrative	329,197	32,152	(3,568	)(3)	357,781
Research and development	73,716	1,424	(28,100	)(4)	47,040

Operating income	33,022		58,541		111,241
Non-operating expense (income):
Interest expense	26,933	—	4,070	(5)	24,503
			(6,500	)(6)
Unrealized loss on derivative instruments	403	—	—		403
Loss due to exchange of 3 1/2 Convertible Senior Subordinated Notes due 2003	116,282	—	(116,282	)(7)	—
Other, net	10,620	—	(10,893	)(8)	(273)

Earnings (loss) before income taxes	(121,216)		188,146		86,608
Provisions for income taxes	8,154	—	22,158	(9)	30,312

Net earnings (loss)	$(129,370)		$165,988		$56,296

Business total direct expenses		55,199

Direct revenue in excess of direct expenses		$19,678

Net earnings (loss) per share:
Basic	$(3.89)				$1.53
Diluted	$(3.89)				$1.44	(11)
Weighted average number of shares outstanding:
Basic	33,284				36,733	(10)
Diluted	33,284				39,277	(11)

See accompanying notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

(1)	Reclassifications between cost of sales and selling, general and administrative expense have been made to the historical presentation of Pfizer’s ophthalmic surgical business, which is referred to as the Pfizer Business, in order to conform to the pro forma condensed combined presentation.

(2)	Reflects a $28.1 million decrease related to the sale of acquired inventory adjusted to fair value, a $0.3 million decrease in depreciation expense related to management’s estimate of the fair value of property, plant and equipment and a $1.5 million increase related to the reclassification of direct distribution costs included in selling, general and administrative expenses of the Pfizer Business.

(3)	Reflects a $1.5 million decrease related to the reclassification of direct distribution costs included in selling, general and administrative expenses of the Pfizer Business and a $2.0 million decrease in amortization of intangibles related to our management’s estimate of the fair value of intangible assets acquired. The $2.0 million decrease in amortization of intangibles is estimated based upon expected amortization for the year of $10.7 million compared to amortization of $12.7 million included in our historical and Pfizer’s historical statements of operations.

(4)	Reflects the adjustment to decrease research and development expense by the $28.1 million in-process research and development charge resulting from the application of purchase accounting to the acquisition of the Pfizer Business.

(5)	Reflects pro forma interest expense resulting from our new debt capital structure implemented at the end of the second quarter of 2004 based on LIBOR of 1.58% as of December 31, 2004, as follows:

Year Ended December 31, 2004
(In thousands)
Pro forma adjustment to interest expense:
2.50% convertible senior subordinated notes(a)	$4,375
Term loan(b)	4,788
Amortization of deferred financing costs(c)	1,562

Pro forma interest expense	10,725
Less interest expense on existing debt refinanced:
3 1/2% convertible senior subordinated notes	(3,141)
9 1/4% senior subordinated notes	(3,094)
Repayment of Japan term loan	(420)

Pro forma adjustment	$4,070

(a)	Reflects pro forma interest expense on the $350.0 million of outstanding 2.50% convertible senior subordinated notes due 2024, which are referred to as the 2.50% Notes, at an interest rate of 2.50%.

(b)	Reflects pro forma interest expense on the $250.0 million term loan under our senior credit facility at an assumed interest rate of LIBOR plus 2.25%. A 0.125% change in interest rates would result in a change in the pro forma interest expense of $0.3 million related to the floating interest rate of the term loan.
(c)	Reflects amortization of deferred financing fees over the expected term of the related instrument (five years for the term loan and five and a half years for the 2.50% Notes).
(6)	Reflects the adjustment to decrease interest expense for the write-off of deferred financing fees, original discount and recognition of realized gains on interest rate swaps and the commitment fee paid to senior credit facility lenders resulting from the tender offer and consent solicitation, the private exchanges and the repayment of the Japan term loan aggregating $6.5 million, as such amounts are not expected to have a continuing impact on our operations and relate directly to the acquisition.
(7)	Reflects the adjustment for $89.1 million relating to the value of equity issued in excess of conversion price in the private exchanges and $27.2 million of premium paid in the private exchanges.
(8)	Reflects the adjustment to decrease Other, net by $10.8 million of tender offer premium and consent payments for the 9 1/4% senior subordinated notes and $0.1 million of other debt extinguishment costs, as such amounts are not expected to have a continuing impact on our operations and relate directly to the acquisition.
(9)	Reflects the pro forma tax effect of the above adjustments at an estimated combined effective tax rate of 35% for the year ended December 31, 2004.
(10)	Reflects the issuance of 7.0 million shares of our common stock in the private exchanges less the 3.6 million weighted average shares related to the private exchanges already included in basic shares outstanding.
(11)	Includes the dilutive effect of approximately 2.1 million shares for stock options and 0.4 million shares for the 3 1/2% Notes not repurchased as part of the private exchanges and the after tax impact of $0.1 million of interest expense for the 3 1/2% Notes not purchased as part of the private exchanges as follows:

Net earnings	$56,296
Interest expense, after tax, for 3 1/2% Notes included in net earnings	123

Adjusted net earnings	$56,419

Basic shares outstanding	36,733
Dilutive effect of stock options and awards	2,125
Dilutive effect of 3 1/2% Notes	419

Diluted shares outstanding	39,277

Diluted earnings per share	$1.44

Forward-Looking Statements

This press release contains forward-looking statements about AMO and its business. All forward-looking statements in this press release are based on estimates and assumptions and represent AMO’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors including but not limited to changing market conditions and AMO’s prospects. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors may be found in previous financial press releases issued by AMO. AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting AMO and its Businesses” in AMO’s 2004 Form 10-K filed by AMO with the Securities and Exchange Commission (the “Commission”) on March 2, 2005 and AMO’s Form 10-Q for the quarterly period ended March 25, 2005, filed by AMO with the Commission on April 29, 2005, also include information concerning these and other risk factors. Copies of press releases and additional information about AMO are available on the World Wide Web at www.amo-inc.com, or you can contact the AMO Investor Relations Department by calling (714) 247-8348.

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